Exhibit 3.1

CERTIFICATE OF AMENDMENT

ARTICLES OF INCORPORATION

OF

ISONICS CORPORATION

James E. Alexander and John Sakys certify that:

1.                                       They are the President and the Secretary respectively, of Isonics Corporation, a California corporation (“Isonics”).

2.                                       Article III of the Articles of Incorporation of Isonics is amended to add the below paragraph immediately following the existing provisions of Article III:

Immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of California, eachfour shares of our Common Stock issued and outstanding immediately before the time this amendment becomes effective shall be and are hereby automatically combined, reclassified, and changed (by way of reverse stock split), without any further act by the Corporation or the holder of such shares into one validly issued, fully paid, and non-assessable share of Common Stock of this corporation; provided that no fractional shares of Common Stock shall be issued as a result of the reverse stock split in respect of any shares of Common Stock held by any holder in a discrete account, whether of record or with a nominee, and all fractional shares owned by each holder of record will be aggregated and to the extent, after aggregating all fractional shares, any registered holder is entitled to a fraction of a share, he shall be entitled to receive one whole share in respect of such fraction of a share.

3.                                       The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors of Isonics.

4.                                       The foregoing amendment of the Articles of Incorporation of Isonics has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code.  There are no shares of Preferred Stock outstanding.  Therefore, only the holders of Common Stock were entitled to vote with respect to the amendment.  The total number of outstanding shares of Common Stock entitled to vote with respect to the amendment was 47,802,474.  The number of shares of Common Stock that voted in favor of the amendment exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

January 30, 2007

James E. Alexander, President

John V. Sakys, Secretary